April 11, 1995

Mr. Stephen O. Jaeger
33 Wicks End Lane
Wilton, CT  06897

Dear Steve:

     This is to confirm our agreement concerning certain terms of your employment with The Perkin-Elmer Corporation
(the "Corporation"). As you know, you and the Corporation are also parties to an Employment Agreement dated March 16, 1995, which concerns other terms of employment (the
"Employment Agreement").

     If, prior to March 14, 1997, your employment with the Corporation is terminated by the Corporation for reasons other than "cause", or if you resign your employment for "good reason", the Corporation shall pay to you the equivalent of two years base salary at the base salary in effect at the time of termination. This amount will be paid in 52 equal bi-weekly installments beginning on the next regular payroll date after the date of termination. All payments will be net of normal payroll deductions for state and federal taxes. Upon such termination, you shall receive no other benefits or compensation except as you may be entitled to under the Corporation's retirement and profit sharing plans or as mandated by law (such as `COBRA"). Payments pursuant to this agreement will be in lieu of any benefit under any severance pay plan of the Corporation and shall be contingent upon your signing, and complying with, a release agreement in the form attached hereto as Exhibit A.

     In the event of a "Change-in-Control", as defined in the Employment Agreement, this agreement shall be of no force or effect, and shall terminate. In any event, this agreement shall terminate on March 14, 1997, and upon such termination no further obligations shall be owed hereunder.

     "Cause" shall mean (i) gross misconduct or gross negligence in the performance of your duties; (ii) willful, intentional, deliberate and continued failure to perform your duties; (iii) illegal conduct; (iv) willful and material violation by you of any policy or standard of the Corporation; (v) any material breach by you of any agreement between the
Corporation and you.

     "Good reason" shall mean (i) any material reduction in your base annual salary which is materially greater than reductions suffered by other officers, if any; (ii) removal from the position of chief financial officer, or assignment of duties or responsibilities materially inconsistent with such position, except for "cause".

     This agreement does not alter or modify any other agreement that you have with the Corporation.

     If the foregoing represents our understanding, please so indicate by signing on the line provided below.

                              THE PERKIN-ELMER CORPORATION


                              By:  /s/  Gaynor N. Kelley

Agreed to:

/s/  Stephen O. Jaeger
Stephen O. Jaeger

                          EXHIBIT A

                           RELEASE



(a)In consideration of the benefits under the Agreement to which this Release is an exhibit, Employee releases, waives, and forever discharges the Company, any related companies, and the employees, officers, representatives, agents and directors of any of them from all claims, demands, actions, suits, covenants, contracts, agreements, promises and liabilities of any kind whatsoever, known or unknown which Employee, Employee's heirs, executors or assigns may have had, now have or could in the future have including, without limitation, those based on Employee's employment with the Company, or the termination of that employment. This includes, for example, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for wrongful discharge or breach of employment agreement. This release covers both claims that Employee knows about and those he or she may not know about.

(b)This release does not include, however, a release of Employee's right, if any, to benefits under the Company's standard retirement program or a release of any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date the Employee signs this Release.

(c)Employee further promises never to file or join in a lawsuit or other proceeding asserting any claims that are released in Section (a) hereof.

(d)Nothing in this Agreement shall be inferred to be an admission of any fault by the Company.



                              Employee